EXHIBIT 99.2

CHARLES RIVER ASSOCIATES (CRA)

SECOND QUARTER 2011

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, July 28, 2011 at 9:00 am ET.  These prepared remarks will not be read on the call.

Please note that this marks the second quarter that we are reporting our results using the Company’s revised fiscal year end, which shifted from the last Saturday in November to the Saturday nearest December 31. Under the new reporting schedule, each year will now have four 13-week quarters, compared with our prior schedule of reporting three 12-week quarters and one 16-week quarter.  It should be noted that we have not recast our previously reported fiscal 2010 results.  This means that our fiscal 2011 quarterly results will not be directly comparable to our fiscal 2010 quarterly results.

In addition, all comparisons of Q2 of fiscal 2011 to Q2 of fiscal 2010 are affected by the inclusion of 13 weeks in 2011 versus 12 weeks in 2010.  As a result, our Q2 of fiscal 2011 results reflect a 13-week quarter compared with the 12-week quarter we reported for Q2 fiscal 2010, so our year-over-year results are not directly comparable.  In today’s press release, we have also provided a sequential comparison to Q1 of this year, which was 13 weeks in length.

Q2 2011 Summary (13-weeks ended July 2, 2011)

•                  Non-GAAP Revenue: $79.6 million

•                  Non-GAAP Net Income: $5.2 million, or $0.48 per diluted share

•                  Non-GAAP Operating Margin: 10.6%

•                  Utilization: 74%

•                  Cash, Cash Equivalents, and Short-term Investments: $51.6 million at July 2, 2011

Revenue

In today’s press release, we reported Q2 GAAP revenue of $80.6 million for the 13-week period ended July 2, 2011, compared with GAAP revenue of $68.1 million for Q2 of fiscal 2010, the 12-week period ended May 14, 2010, and $78.6 million for Q1 of fiscal 2011, the 13-week period ended April 2, 2011.  Our GAAP revenue for Q2 of fiscal 2011 included $1.1 million from our NeuCo subsidiary.  GAAP revenue for Q2 of fiscal 2010 included $1.8 million from NeuCo and Q1 of fiscal 2011 included $1.6 million.

Excluding NeuCo revenue from all periods, non-GAAP revenue was $79.6 million for Q2 of fiscal 2011 compared with $66.3 million for Q2 of fiscal 2010 and $77.0 million for Q1 of fiscal 2011.

The quarterly year-over-year growth and sequential increase in non-GAAP revenue is related to:

•                  Broad-based performance across our practices and geographies,

•                  Solid contributions from both our Litigation and Management Consulting businesses,

•                  Strong results in our international operations, which accounted for 29% of revenue in Q2 of fiscal 2011 vs. 28% in Q2 of fiscal 2010 and 28% in Q1 of fiscal 2011, and

•                  The additional week of results in Q2 of fiscal 2011 compared to Q2 of fiscal 2010.

Utilization

Similar to Q1, Q2 of fiscal 2011 utilization was strong at 74%.  This compares with 65% in Q2 of fiscal 2010 and 75% in Q1 of fiscal 2011.  The year-over-year increase in utilization is primarily related to:

•                  Revenue growth,

•                  Increased activity within both Litigation and Management Consulting, and

•                  The restructurings and cost reduction efforts we have implemented.

Gross Margin

GAAP Q2 of fiscal 2011 gross margin was 33.4%, compared with 26.5% in Q2 of fiscal 2010 and 34.4% in Q1 of this year.  Non-GAAP gross margin for Q2 of fiscal 2011 was 33.0% compared with non-GAAP gross margin of 30.8% in Q2 of fiscal 2010 and 33.5% in the first quarter of this year.  The year-over-year improvement in margin was primarily driven by our higher revenue and lower compensation costs offset partially by an increase in client reimbursable expenses.  Client reimbursable expenses were $11.2 million for Q2 of this year, compared with $8.9 million for Q2 of fiscal 2010 and $10.4 million for Q1 of fiscal 2011.

SG&A Expenses

We continue to do an excellent job in tightly managing our SG&A expenses through ongoing productivity improvements and expense reduction initiatives.  For Q2 of fiscal 2011, our SG&A expenses were $18.7 million, or 23.2% of revenue, on a GAAP basis, compared with GAAP SG&A expenses of $17.5 million, or 25.7% of revenue, in Q2 of fiscal 2010 and $17.8 million, or 22.7% of revenue, in Q1 of this year.

Non-GAAP SG&A expenses — which exclude restructuring charges and NeuCo — were $16.6 million, or 20.8% of revenue, for Q2 of fiscal 2011, down as a percentage of revenue from $14.7 million, or 22.2% of revenue, in Q2 of fiscal 2010 and $16.8 million, or 21.8% of revenue, that we reported in Q1 of fiscal 2011.  We were pleased to reduce our sequential non-GAAP SG&A expenses by approximately $250,000 and 100 basis points.  Commissions to non-employee experts, which are included in non-GAAP SG&A, represented 1.6% of revenue in Q2 of fiscal 2011 as compared to 1.9% of revenue in Q2 of fiscal 2010 and 1.5% of revenue in Q1 of fiscal 2011.

Depreciation & Amortization

On a non-GAAP basis, depreciation and amortization expense was down approximately $125,000 year-over-year to approximately $1.2 million for Q2 of fiscal 2011, which is relatively flat with Q1 of this year.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.5 million for Q2 of fiscal 2011, compared with $1.5 million in Q2 of fiscal 2010 and $1.7 million in Q1 of this year.

Operating Income

On a GAAP basis, operating income was $7.0 million, or 8.6% of revenue, in Q2 of fiscal 2011, compared with an operating loss of $0.9 million, or 1.4% of revenue, in Q2 a year ago and operating income of $7.9 million, or 10.1% of revenue, for Q1 of this year.  Non-GAAP operating income was $8.5 million for Q2 of fiscal 2011, or 10.6% of revenue, compared with $4.3 million, or 6.5% of revenue, for Q2 of fiscal 2010 and $7.7 million, or 10.0% of revenue, for Q1 of this year.  This represents our second consecutive quarter of achieving a double-digit non-GAAP operating margin.  Our strong operating income performance in the first half of 2011 reflects:

•                  Revenue growth,

•                  Higher utilization, and

•                  Effective SG&A expense management.

Interest and Other Income (Expense), net

In Q2 of fiscal 2011, interest and other expense was $206,000 on a GAAP basis and $164,000 on a non-GAAP basis.  This is significantly lower than the interest and other expense of $1.2 million on a GAAP basis and $761,000 on a non-GAAP basis that we reported in Q2 of fiscal 2010, as well as the $456,000 on a GAAP basis and $413,000 on a non-GAAP basis that we reported in Q1 this year.  The most significant reduction in this line item is directly attributable to the repurchases of our convertible bonds.

Income Taxes

The following table outlines our income tax benefit (provision) recorded and the resulting effective tax rates (in $000):

	GAAP			NON-GAAP
	Q2		Q1	Q2		Q1
	2011	2010	2011	2011	2010	2011
Benefit (Provision)	$(2,728)	$577	$(3,003)	$(3,054)	$(1,510)	$(2,942)

Effective Tax Rate	40.3%	26.8%	40.2%	36.8%	42.7%	40.4%

Our non-GAAP quarterly effective tax rate has improved compared with the prior year and sequentially.  The improved tax rate is primarily due to:

•                  Improved performance in our overseas operations,

•                  Lower statutory tax rates in certain foreign locations,

•                  The effect of our restructuring efforts completed during fiscal 2010, and

•                  Overall improved company performance.

As I mentioned earlier, international contributions accounted for 29% of total revenue, compared with 28% for both Q2 of fiscal 2010 and Q1 of this year.

Net Income

GAAP net income for Q2 of fiscal 2011 was $4.3 million, or $0.40 per diluted share, compared with a GAAP net loss of $1.5 million, or $0.14 per share, for Q2 of last year and GAAP net income for Q1 of this year of $4.4 million, or $0.41 per diluted share.  Excluding NeuCo’s results and adjustments related to restructuring and bond buybacks, non-GAAP net income for Q2 of fiscal 2011 was $5.2 million, or $0.48 per diluted share, compared with $2.0 million, or $0.19 per diluted share for Q2 of fiscal 2010 and $4.3 million, or $0.40 per diluted share, for Q1 of this year.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at July 2, 2011 were $99.2 million compared with $88.7 million at April 2, 2011 and $82.7 million at January 1, 2011.  Current liabilities at the end of Q2 of fiscal 2011 were $74.1 million compared with $89.5 million at the end of Q1 of fiscal 2011 and $91.5 million at January 1, 2011.  The substantial decrease in liabilities primarily reflects the repurchase during Q2 of our remaining convertible debt of $21.9 million.

Total DSOs in Q2 of fiscal 2011 were 105 days consisting of 62 days of billed and 43 days of unbilled.  This is up from the 95 days we reported in Q1 of this year consisting of 58 days of billed and 37 days of unbilled.  However, significant client payments received immediately following the quarter-end have since reduced our receivables. We are also placing a strong emphasis on collections in order to bring DSOs down to more acceptable levels in the quarters ahead.

Cash and Cash Flow

Cash, cash equivalents, and short-term investments stood at $51.6 million at July 2, 2011, compared with $81.9 million at April 2, 2011 and $87.5 million at January 1, 2011.  The decrease in cash and cash equivalents in Q2 of fiscal 2011 resulted from the remaining annual bonus payouts, $21.9 million for repurchases of our convertible bonds, and $1.4 million spent to repurchase approximately 52,000 shares of our common stock.  Net cash flow used in operating activities in Q2 of fiscal 2011 was $4.5 million reflecting weaker DSOs and the payout of remaining bonuses.

Our capital expenditures totaled approximately $2.0 million this quarter compared with approximately $466,000 in Q2 of fiscal 2010, and $2.5 million in Q1 of fiscal 2011.  Our increased capital expenditures during Q1 and Q2 of fiscal 2011 reflect our investment in a new financial system.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A, non-GAAP operating income, non-GAAP interest and other income, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding certain restructuring costs, expenses related to the repurchase of its convertible bonds, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the second quarter of fiscal 2011, the Company has excluded certain restructuring costs and NeuCo’s results.  For Q1 of fiscal 2011, the Company has excluded NeuCo’s results.  For Q2 of fiscal 2010, the Company has excluded certain restructuring costs, expenses related to the repurchase of its convertible bonds, and NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.